Exhibit 99.1

July 12, 2024

Dear Shareholder:

As we close another successful quarter, we are pleased to share the progress and achievements that continue to drive our community bank forward. Despite challenges posed by the uncertain economic landscape, we believe we have much to celebrate and be thankful for.

The following are the results as of and for the six months ended June 30, 2024:

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Assets as of June 30, 2024 were $4.99 billion, representing an increase of $149.3 million, or 3.1%, from December 31, 2023.
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Loans as of June 30, 2024 were $3.8 billion, representing an increase of $161.9 million, or 4.5%, from December 31, 2023.
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Deposits as of June 30, 2024 were $4.5 billion, representing an increase of $124.2 million, or 2.8%, from December 31, 2023.
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Shareholder's equity was $449.1 million as of June 30, 2024, representing an increase of $19.7 million, or 4.6%, from December 31, 2023.
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Net Income for the six months ended June 30, 2024 was $28.9 million, up $2.7 million, or 10.2%, over the six months ended June 30, 2023.
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Earnings Per Diluted Share for the six-month period ended June 30, 2024 were $2.45, compared to $2.26 for the six-month period ended June 30, 2023, an increase of 8.4%.

The Board of Directors has declared a $1.00 per share cash dividend to shareholders of record as of July 1, 2024 that will be payable on July 26, 2024. The latest price at which the Company’s common stock has been traded of which we are aware was $73.10 per share.

This quarter, we have seen solid growth in both our loan and deposit portfolios. Williamson County, in particular, has been a standout area of growth. Our focused efforts on providing tailored financial solutions continue to resonate well with both individuals and businesses in this vibrant community. This growth not only strengthens our financial position but also reinforces our commitment to supporting the economic development of the regions we serve.

April was an important month for our bank as we celebrated Financial Literacy Month. We emphasized the importance of financial education through various initiatives and partnerships with one highlight being our collaboration with Tennessee Tech University. Through a series of workshops and seminars, we reached out to students and faculty members, providing essential financial education, underscoring our dedication to empowering our community with the knowledge and tools needed for financial success.

On May 14th, we hosted our annual Shareholder Picnic at the Wilson County Fairgrounds. Despite some inclement weather moving us indoors, the event was a tremendous success, drawing over 1,000 shareholders and their family members to the "Made in Tennessee" building. The evening was filled with local catering, live music, and the spirit of fellowship that defines our community. Your participation and support are what make events like these so successful and meaningful.

Excellent progress has been made on the buildout of our newest office – Century Farms in Davidson County. This new location should enhance our ability to serve our customers and expand our presence in this community. We are excited about this new office and look forward to the opportunity to provide a convenient banking experience for our customers in the area.

In conclusion, we extend our heartfelt thanks to each of you for your unwavering support and trust. Our achievements this quarter are a testament to the strength and dedication of our team, shareholders, and community. As we look ahead, we remain committed to delivering exceptional service, fostering financial growth for our customers, and enriching the communities we serve.

Warm regards,

John McDearman Jimmy Comer

President/CEO Chairman

Wilson Bank Holding Company Wilson Bank Holding Company